EXHIBIT 11.1 - COMPUTATION OF EARNINGS PER SHARE
------------------------------------------------

The following is a calculation of the basic and diluted per share amounts included within this Form 10-K for the years ended December 31, 1997 and 1996, six months ended December 31, 1996 and the years ended June 30, 1996 and 1995. The weighted average number of shares outstanding reflect the shares issued to consummate the merger on November 29, 1996, all stock splits, stock dividends, and shares issued in the initial public offering during the year ended June 30, 1995.

                                                   Years Ended December 31,                           Years Ended June 30,
                                                   ------------------------    Six Months Ended     ------------------------
                                                       1997        1996       December 31, 1996         1996          1995
                                                    ---------   -----------    -----------------     ----------    ----------
Weighted average stock options and warrants
 outstanding(1)                                       598,635     1,609,115          1,644,188        1,572,737       245,066
                                                   ==========   ===========        ===========       ==========   ===========
Proceeds upon exercise of options (exercise
 price $2.50-$7.750)                               $  873,222   $ 6,986,444        $ 7,213,953       $7,031,542   $   281,168
Market value of stock at date of treasury
 stock purchase                                          4.94          7.07               6.81             7.50          6.65
                                                   ----------   -----------        -----------       ----------   -----------
Number of shares that can be repurchased from
 proceeds under treasury stock method                 176,766       987,762          1,058,696          937,164        42,262

Weighted average stock options and warrants
 outstanding                                          598,635     1,609,115          1,644,188        1,572,737       245,066
                                                   ----------   -----------        -----------       ----------   -----------
Excess of options and warrants over treasury
 shares that could be repurchased                     421,869       621,353            585,492          635,573       202,804

Weighted average number of shares outstanding(2)    6,371,651     5,262,238          5,400,785        5,040,731     3,765,467
                                                   ----------   -----------        -----------       ----------   -----------
Total number of common and common equivalent
 shares(3)                                          6,793,520     5,262,238          5,400,785        5,676,304     3,765,467
                                                   ==========   ===========        ===========       ==========   ===========

Net income (loss)                                  $  138,627   $(2,987,351)       $(3,017,218)      $  424,056   $(1,876,810)
                                                   ----------   -----------        -----------       ----------   -----------

Earnings (loss) per share(4)                       $     0.02   $     (0.57)       $     (0.56)      $     0.07   $     (0.50)
                                                   ==========   ===========        ===========       ==========   ===========

-------
Notes:
(1) Weighted average stock options and warrants outstanding exclude anti-dilutive weighted shares, assuming net income, for the year ended December 31, 1997 and 1996, six months ended December 31, 1996 and the years ended June 30, 1996 and 1995 of 2,222,056, 318,508, 509,326, 53,159, 7,452,
     respectively.

(2)  The weighted average number of shares outstanding is determined by relating
     (a) the portion of time within the reporting period that a particular number of shares of a certain security has been outstanding to (b) the total time in that period.

(3) The total number of common and common equivalent shares used for weighted average number of shares outstanding included in EPS for the year and six months ended December 31, 1996 and the year ended June 30, 1995 is limited to the actual weighted average number of shares outstanding before excess of options and warrants over treasury shares that could be repurchased due to the antidilutive effect on EPS brought about by the net losses incurred in these periods.

(4) EPS calculated under the provisions of FASI128 are the same for both basic and diluted EPS.